MERCEDES INTRODUCES THE WORLD'S LARGEST
SPD-SMARTGLASS PANORAMIC ROOF
IN THEIR NEW S-CLASS COUPE

Stuttgart, Germany – February 11, 2014. Today Mercedes-Benz introduced the production version of their new S-Class Coupe which will be available in showrooms during the second half of 2014. The S-Class Coupe, as well as other variants of the S-Class, offer as an option the popular MAGIC SKY CONTROL panoramic roof using patented SPD-SmartGlass technology from Research Frontiers.

As described in Daimler's press release today:

The S-Class Coupé features a panoramic roof extending over two-thirds of the entire vehicle roof; with a surface area of around 1.32 m2, it appears almost 150 percent larger than on the predecessor model. MAGIC SKY CONTROL makes it possible to switch the transparency of the roof at the push of a button, from light to dark. When light, the roof is almost completely transparent and allows an open-air experience, even in the coldest weather. When dark, light transmission i.e. the proportion of outside light that is allowed through into the interior, is reduced to less than 1% and thus effectively diminishes heating up of the vehicle.

Joseph M. Harary, President and CEO of Research Frontiers commented: “The new S-Class Coupe is a beautiful car that combines aesthetic and sporty luxury with the latest in technology. The single piece of SPD-SmartGlass that makes up the impressive MAGIC SKY CONTROL panoramic roof is the largest piece of smart glass to be put into serial production to date in the automotive industry. It is three times larger than the MAGIC SKY CONTROL roofs that are currently offered on the Mercedes-Benz SLK and SL roadsters. This milestone continues the growth in the use of SPD-SmartGlass in the automotive, aircraft, yachting, architectural and museum industries, which has made SPD-SmartGlass the best selling and most widely available smart window in the world.”

The MAGIC SKY CONTROL feature uses patented SPD-SmartGlass technology developed by Research Frontiers to turn the roof transparent by electrically aligning tiny particles in a thin film within the glass. With the touch of a button, drivers and passengers can instantly change the tint of their roof to help keep out harsh sunlight and heat, and create an open-air feeling even when the sunroof is closed. Glass or plastic using Research Frontiers’ patented SPD-SmartGlass technology effectively blocks UV and infrared rays in either mode, helping keep the cabin cooler, and protecting passengers and interiors. These benefits become even more important when a car uses large surface areas of glass, such as the panoramic roofs on the new S-Class, especially in warm climates.

SPD-Smart technology has proven itself in many aspects, from durability and performance, to sales. MAGIC SKY CONTROL is now in use on thousands of SL’s and SLK’s around the world. Before putting cars into serial production, Mercedes-Benz put the MAGIC SKY CONTROL roof using SPD-SmartGlass technology through rigorous durability and performance testing in some of the most extreme conditions on Earth. This included testing in the arctic cold of Scandinavia (with temperatures below -22ºF/-30ºC) and the blistering desert heat of Death Valley, California (with temperatures exceeding 122ºF/50ºC). The MAGIC SKY CONTROL feature using patented SPD-Smart light-control technology allows drivers many benefits including the ability to create the open-air feeling of a roadster. It also blocks over 99% of harmful UV radiation and substantially reduces heat inside the vehicle. Test data published by Mercedes-Benz shows the ability of the roof to reduce sun exposure to 1/20th of direct exposure levels (from over 1,000 watts/square meter to less than 50 watts/square meter). When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduces the temperature inside the vehicle by up to 18ºF/10ºC. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions.

Historically, since its debut over 40 years ago, the S-Class represents the premier platform to introduce new technologies to the customer, which in many cases expand to the other model lines within the Mercedes-Benz brand. You can see the new S-Class Coupe and other Mercedes-Benz vehicles at the upcoming Geneva International Motor Show (March 6-16, 2014) and read more about the new S-Class Coupe (the successor to the Mercedes-Benz CL) in Daimler's press release.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, Linked-In and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc. MAGIC SKY CONTROL, Mercedes-Benz, and model designations SLK, SL, and S-Class are trademarks of Daimler A.G.

For further information, please contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com